UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

ARTHROCARE CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-027422	94-3180312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7000 West William Cannon, Building One

Austin, TX  78735

(Address of principal executive offices, including zip code)

(512) 391-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01.             Completion of Acquisition or Disposition of Assets.

On July 1, 2013, ArthroCare Corporation (the “Company”) and a wholly-owned subsidiary of the Company (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Agreement”) with ENTrigue Surgical, Inc., a privately held Delaware corporation (“ENTrigue”), and a representative of the securityholders of ENTrigue, pursuant to which Merger Sub merged with and into ENTrigue, with ENTrigue surviving as a wholly-owned subsidiary of the Company (the “Merger”).  The closing of the Merger transaction coincided with the signing of the Agreement on July 1, 2013 (the “Closing Date”).

Pursuant to the Agreement, the Company paid approximately $45 million in cash on the Closing Date to the former stockholders of ENTrigue (the “Former Stockholders”), less a customary working capital adjustment and an amount placed in escrow to secure the indemnification obligations of the Former Stockholders and former option holders (together the “Former Securityholders”).  Each option to purchase shares of common stock of ENTrigue was fully accelerated and terminated pursuant to the Agreement.  The  Agreement also provides that the Former Securityholders will have the right to receive contingent consideration (the “Contingent Consideration”) in the future based on the net sales of certain products over the first five years ending on the anniversary of the Closing Date.  Such Contingent Consideration is equal to a multiple of each year’s annual growth of net sales of identified ENTrigue products cleared or in development as disclosed at the Closing Date (“ENTrigue Products”). The applicable sales growth multiple is 0.6 for each of the first three years following the Closing Date, 1.1 for the fourth year, and 1.25 for fifth year.  The payment obligation with respect to such Contingent Consideration shall terminate on the fifth anniversary of the Closing Date.

The Agreement contains separate customary representations, warranties and covenants with respect to ENTrigue and the Company.  The Agreement also provides for post-closing indemnification by the Former Securityholders for breaches of representations, warranties and covenants subject to certain limitations on damages.

Item 8.01              Other Events

On July 1, 2013, the Company entered into a Series C Share Purchase Agreement (the “Purchase Agreement”) with Ortho-Space Ltd., an Israeli limited company (“Ortho-Space”) pursuant to which the Company invested approximately $3.7 million in cash to acquire approximately 19.8% of the voting securities of Ortho-Space.  The Company also has a right to invest an additional $0.8 million to purchase additional shares of Series C-1 Preferred Stock of Ortho-Space pursuant to the same terms and conditions under the Purchase Agreement.

Item 9.01              Exhibits

(d)  Exhibits

The following exhibits are attached hereto and furnished herewith.

Exhibit No.	Description

2.1

Agreement and Plan of Merger, by and among ArthroCare Corporation, Durante Merger Sub, Inc., ENTrigue Surgical, Inc., and Shareholder Representative Services, LLC as the Representative, dated as of July 1, 2013

99.1	Press Release, dated July 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: July 2, 2013	By:	/s/ Todd Newton
Todd Newton
Executive Vice President, Chief Financial Officer & Chief Operating Officer

Exhibit Index

Exhibit No.	Description

2.1

Agreement and Plan of Merger, by and among ArthroCare Corporation, Durante Merger Sub, Inc., ENTrigue Surgical, Inc., and Shareholder Representative Services, LLC as the Representative, dated as of July 1, 2013

99.1	Press Release dated July 2, 2013.